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                                  AMENDMENT TO
                            THE AMERIGON INCORPORATED
                             1997 STOCK OPTION PLAN


     Section 1.4(b) of The Amerigon Incorporated 1997 Stock Option Plan is hereby amended and restated in its entirety to read as follows:

          (B) SHARE LIMITS. The maximum number of shares of Common Stock that may be delivered pursuant to all Options (including both Nonqualified Stock Options and Incentive Stock Options) granted under this Plan shall not exceed 1,300,000 shares (the "SHARE LIMIT"). The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as Incentive Stock Options granted under this Plan is 1,240,000 shares. The maximum number of shares of Common Stock that may be delivered to Non-Employee Directors under the provisions of
          Article 3 shall not exceed 60,000 shares. The maximum number of shares subject to those options that are granted during any calendar year to any Eligible Employee shall be limited to 250,000. Each of the four foregoing numerical limits shall be subject to adjustment as contemplated by this Section 1.4 and Section 4.2.

This amendment shall be effective as of June 23, 1999, the date of Board approval, subject to shareholder approval within 12 months thereafter.